ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER RESULTS

•	Net sales up 8%, driven by the calendar shift and positive comparable sales

•	Comparable sales increased 3%, with Hollister up 4% and Abercrombie up 2%

•	Gross profit rate improved 110 basis points

•	Operating expense leveraged 200 basis points, while continuing to invest in the business

New Albany, Ohio, August 30, 2018: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net loss per diluted share of $0.06 for the second quarter ended August 4, 2018, compared to GAAP net loss per diluted share of $0.23 for the second quarter ended July 29, 2017. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $0.06 for the quarter, compared to adjusted non-GAAP net loss per diluted share of $0.16 last year. Year-over-year changes in foreign currency exchange rates, net of hedging, was a benefit of approximately $0.01 per diluted share.

Net Income (Loss) Per Diluted Share Summary

	2018 (1)	2017 (2)
GAAP	$(0.06)	$(0.23)
Excluded Items, net of tax effect	(0.12)	(0.07)
Adjusted Non-GAAP	$0.06	$(0.16)

(1)	Excluded Items consist of pre-tax store asset impairment charges of $8.7 million and discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017 provisional estimate.

(2)	Excluded Items consist of pre-tax store asset impairment charges of $6.1 million.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Fran Horowitz, Chief Executive Officer, said,

"We are pleased with our second quarter performance, capping off a strong first half of the year. During the second quarter, we delivered both top and bottom line growth, while continuing to invest in the transformation of our business. Our results reflect another quarter of profit improvement fueled by comparable sales growth across both brands, gross margin expansion and expense leverage as we continue to execute our playbooks. Hollister continued its momentum with another quarter of strong sales growth and Abercrombie posted its third consecutive quarter of positive comparable sales, led by strength in the U.S.

Our customers remain at the center of all we do, and that singular focus continues to improve brand health metrics and drive our brands forward. We continue to make tangible progress in our transformation efforts, and after a strong first half of the year, we remain on track to achieve our full year 2018 expectations and our longer term 2020 targets."

Second Quarter Sales

(in millions)	2018	2017	% Change(1)	Comparable Sales(2)		2018	2017	% Change(1)	Comparable Sales(2)
Hollister	$500.8	$446.6	12%	4%	United States	$531.4	$470.3	13%	7%
Abercrombie(3)	341.6	332.7	3%	2%	International	311.0	309.0	1%	(4)%
Total Company	$842.4	$779.3	8%	3%	Total Company	$842.4	$779.3	8%	3%

(1)
The calendar shift resulting from the 53rd week in fiscal 2017 and changes in foreign currency exchange rates, which do not impact comparable sales, benefited total company net sales for the second quarter by approximately 4% and 1%, respectively.

(2)
Comparable sales are calculated on a constant currency basis. Due to the calendar shift resulting from the 53rd week in fiscal 2017, comparable sales for the 13 weeks ended August 4, 2018 are compared to the 13 weeks ended August 5, 2017. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.

(3)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Direct-to-consumer net sales increased 16% from last year to $216.4 million and were approximately 26% of total net sales for the quarter, compared to approximately 24% last year.

Additional Second Quarter Results

The gross profit rate was 60.2%, up 110 basis points from last year, and up approximately 70 basis points from last year on a constant currency basis, net of hedging.

Stores and distribution expense was $374.6 million, up from $369.3 million last year, as expense reductions were more than offset by volume-related expenses from higher sales and changes in foreign currency exchange rates.

Marketing, general and administrative expense was $123.9 million, up from $109.4 million last year, as expense reductions were more than offset by higher marketing and performance-based compensation expenses and investments in the company's transformation initiatives.

Asset impairment was $8.7 million, compared to $6.1 million last year, both of which were excluded from adjusted non-GAAP results.

Operating income was $0.2 million, compared to a loss of $21.1 million last year. Excluding asset impairment charges, adjusted non-GAAP operating income was $8.9 million, compared to a loss of $15.0 million last year.

The effective tax rate was -1%, reflecting discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017 provisional estimate. Excluding tax charges of $2.0 million and the after-tax effect of asset impairment charges, the adjusted non-GAAP effective tax rate was 11%, which remains highly sensitive at lower levels of pre-tax earnings.

Cash, Inventory and Borrowings

The company ended the second quarter with $581.2 million in cash and cash equivalents, compared to $421.9 million last year, and ended the second quarter with gross borrowings under the company's term loan agreement of $253.3 million, compared to $268.3 million last year.

The company ended the second quarter with $454.9 million in inventory, a decrease of 3% from last year.

Other Developments

As previously announced, on August 23, 2018 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on September 17, 2018 to stockholders of record at the close of business on September 7, 2018.

In addition, the company repurchased approximately 1.0 million shares of its Class A Common Stock at an aggregate cost of approximately $25.0 million during the second quarter. At the end of the second quarter, the company had approximately 4.8 million shares remaining available for purchase under its publicly announced stock repurchase authorization.

Outlook

For fiscal 2018, the company expects:

•	Comparable sales to be up in the range of 2% to 4%

•
Net sales to be up in the range of 2% to 4%, with net sales in the third quarter to be approximately flat to last year, including the adverse effects from the calendar shift and changes in foreign currency exchange rates

–
Changes in foreign currency exchange rates to now benefit net sales and operating income by approximately $20 million and $5 million, respectively, with an adverse impact to net sales of approximately $15 million in the second half of the year

–
The calendar shift and the loss of fiscal 2017's 53rd week to adversely impact net sales by approximately $40 million, with benefits to net sales in the first half of the year of approximately $40 million, to be more than offset by adverse impacts to net sales in the third quarter and fourth quarter of approximately $20 million and $60 million, respectively

•	A gross profit rate up slightly from the fiscal 2017 rate of 59.7%

•
GAAP operating expense to now be up approximately 2.5% from fiscal 2017 adjusted operating expense of $2 billion, including approximately $14 million of charges related to asset impairment and certain legal matters that will be excluded from adjusted non-GAAP operating expense. For the third quarter, operating expense is expected to be up in the range of 2% to 3% from fiscal 2017 adjusted non-GAAP operating expense of $489 million

•	A weighted average fully-diluted share count of approximately 70 million shares, excluding the effect of potential share buybacks

For fiscal 2018, the company expects the full year effective tax rate to be in the mid-to-upper 30s, including discrete non-cash income tax charges of approximately $9 million related to share-based compensation accounting standards that went into effect in fiscal 2017, of which approximately $8 million has been recognized to date. The full year effective tax rate also includes discrete tax charges of $2 million related to the Tax Cuts and Jobs Act of 2017 provisional estimate, which will be excluded from adjusted non-GAAP results. For the third quarter, the company expects the effective tax rate to be in the mid 30s.

The company is targeting capital expenditures to be in the range of $135 million to $140 million for fiscal 2018. Capital expenditures are expected to include approximately $85 million for store updates and new stores and between $50 million to $55 million for direct-to-consumer and omnichannel investments, information technology and other projects.

The company plans to open 22 full-price stores in fiscal 2018, including 13 Hollister and nine Abercrombie stores. In addition, the company anticipates closing up to 60 stores, primarily in the U.S. during the fiscal year through natural lease expirations.

Conference Call

Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (866) 548-4713 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1151230 or through corporate.abercrombie.com.

A presentation of second quarter results will be available in the "Investors" section at corporate.abercrombie.com at approximately 8:00 AM, ET, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in A&F's subsequently filed quarterly report on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.

Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For over 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the 21 to 24-year old customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The Company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Brian Logan	Ian Bailey
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 4, 2018	% of Net Sales	July 29, 2017	% of Net Sales
Net sales	$842,414	100.0%	$779,321	100.0%
Cost of sales, exclusive of depreciation and amortization	335,519	39.8%	318,426	40.9%
Gross profit	506,895	60.2%	460,895	59.1%
Stores and distribution expense	374,552	44.5%	369,295	47.4%
Marketing, general and administrative expense	123,883	14.7%	109,353	14.0%
Asset impairment	8,671	1.0%	6,135	0.8%
Other operating income, net	(434)	(0.1)%	(2,799)	(0.4)%
Operating income (loss)	223	0.0%	(21,089)	(2.7)%
Interest expense, net	3,023	0.4%	4,089	0.5%
Loss before income taxes	(2,800)	(0.3)%	(25,178)	(3.2)%
Income tax expense (benefit)	24	0.0%	(10,563)	(1.4)%
Net loss	(2,824)	(0.3)%	(14,615)	(1.9)%
Less: Net income attributable to noncontrolling interests	1,029	0.1%	876	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(3,853)	(0.5)%	$(15,491)	(2.0)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.06)		$(0.23)
Diluted	$(0.06)		$(0.23)

Weighted-average shares outstanding:
Basic	68,008		68,456
Diluted	68,008		68,456

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-six Weeks Ended		Twenty-six Weeks Ended
	August 4, 2018	% of Net Sales	July 29, 2017	% of Net Sales
Net sales	$1,573,313	100.0%	$1,440,420	100.0%
Cost of sales, exclusive of depreciation and amortization	624,073	39.7%	580,600	40.3%
Gross profit	949,240	60.3%	859,820	59.7%
Stores and distribution expense	735,707	46.8%	729,224	50.6%
Marketing, general and administrative expense	248,780	15.8%	219,246	15.2%
Asset impairment	9,727	0.6%	6,865	0.5%
Other operating income, net	(2,994)	(0.2)%	(4,485)	(0.3)%
Operating loss	(41,980)	(2.7)%	(91,030)	(6.3)%
Interest expense, net	6,041	0.4%	8,209	0.6%
Loss before income taxes	(48,021)	(3.1)%	(99,239)	(6.9)%
Income tax benefit	(3,689)	(0.2)%	(23,615)	(1.6)%
Net loss	(44,332)	(2.8)%	(75,624)	(5.3)%
Less: Net income attributable to noncontrolling interests	1,982	0.1%	1,567	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(46,314)	(2.9)%	$(77,191)	(5.4)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.68)		$(1.13)
Diluted	$(0.68)		$(1.13)

Weighted-average shares outstanding:
Basic	68,254		68,264
Diluted	68,254		68,264

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Current assets:
Cash and equivalents	$581,166	$675,558	$421,903
Receivables	91,719	79,724	110,590
Inventories	454,913	424,393	471,037
Other current assets	115,276	84,863	72,215
Total current assets	1,243,074	1,264,538	1,075,745
Property and equipment, net	691,933	738,182	793,374
Other assets	325,842	322,972	358,794
TOTAL ASSETS	$2,260,849	$2,325,692	$2,227,913

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$213,167	$168,868	$208,432
Accrued expenses	311,930	308,601	267,745
Short-term portion of deferred lease credits	19,449	19,751	19,723
Income taxes payable	8,189	10,326	2,880
Total current liabilities	552,735	507,546	498,780
Long-term liabilities:
Long-term portion of deferred lease credits	$75,963	$75,648	$78,063
Long-term portion of borrowings, net	249,920	249,686	263,714
Leasehold financing obligations	47,171	50,653	49,186
Other liabilities	187,676	189,688	171,852
Total long-term liabilities	560,730	565,675	562,815
Total Abercrombie & Fitch Co. stockholders' equity	1,137,310	1,242,379	1,157,068
Noncontrolling interests	10,074	10,092	9,250
Total stockholders' equity	1,147,384	1,252,471	1,166,318
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,260,849	$2,325,692	$2,227,913

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, and therefore supplement investors' understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company's performance and to develop expectations for future operating performance. The company also provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate. In addition, the company provides comparable sales, defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. Due to the calendar shift in fiscal 2018, resulting from the 53rd week in fiscal 2017, comparable sales for the fiscal 2018 quarterly periods ended May 5, 2018, August 4, 2018, November 3, 2018 and February 2, 2019 are compared to the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018, respectively. The impact on net sales from the calendar shift, resulting from the loss of fiscal 2017's 53rd week, is the difference between net sales for the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018 and reported net sales for the fiscal quarters ended April 29, 2017, July 29, 2017, October 28, 2017 and February 3, 2018, respectively. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company's GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended August 4, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$8,671	$8,671	$—
Operating income	223	(8,671)	8,894
(Loss) income before income taxes	(2,800)	(8,671)	5,871
Income tax expense (3)	24	(647)	671
Net (loss) income attributable to Abercrombie & Fitch Co.	$(3,853)	$(8,024)	$4,171

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	$(0.06)	$(0.12)	$0.06
Diluted weighted-average shares outstanding:	68,008		69,733

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of asset impairment charges of $8.7 million related to store assets whose carrying value exceeded fair value.

(3)
Excluded Items consist of discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended July 29, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,135	$6,135	$—
Operating loss	(21,089)	(6,135)	(14,954)
Loss before income taxes	(25,178)	(6,135)	(19,043)
Income tax benefit (3)	(10,563)	(1,610)	(8,953)
Net loss attributable to Abercrombie & Fitch Co.	$(15,491)	$(4,525)	$(10,966)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.23)	$(0.07)	$(0.16)
Diluted weighted-average shares outstanding:	68,456		68,456

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of charges of $6.1 million related to the impairment of store assets whose carrying value exceeded fair value.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended August 4, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$248,780	$5,600	$243,180
Asset impairment (3)	9,727	8,671	1,056
Operating loss	(41,980)	(14,271)	(27,709)
Loss before income taxes	(48,021)	(14,271)	(33,750)
Income tax benefit (4)	(3,689)	(2,188)	(1,501)
Net loss attributable to Abercrombie & Fitch Co.	$(46,314)	$(12,083)	$(34,231)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.68)	$(0.18)	$(0.50)
Diluted weighted-average shares outstanding:	68,254		68,254

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of legal charges of $5.6 million in connection with a settlement of a class action claim, subject to final court approval, related to alleged wage and hour practices.

(3)	Excluded Items consist of asset impairment charges of $8.7 million related to store assets whose carrying value exceeded fair value.

(4)
Excluded Items consist of discrete tax charges of $2.0 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended July 29, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,865	$6,135	$730
Operating loss	(91,030)	(6,135)	(84,895)
Loss before income taxes	(99,239)	(6,135)	(93,104)
Income tax benefit (3)	(23,615)	(1,610)	(22,005)
Net loss attributable to Abercrombie & Fitch Co.	$(77,191)	$(4,525)	$(72,666)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(1.13)	$(0.07)	$(1.06)
Diluted weighted-average shares outstanding:	68,264		68,264

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of charges of $6.1 million related to the impairment of store assets whose carrying value exceeded fair value.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended August 4, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
May 5, 2018	395	144	285	45	680	189
New	1	—	1	2	2	2
Closed	—	—	(3)	—	(3)	—
August 4, 2018	396	144	283	47	679	191

	Twenty-six Weeks Ended August 4, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 3, 2018	394	144	285	45	679	189
New	2	—	1	2	3	2
Closed	—	—	(3)	—	(3)	—
August 4, 2018	396	144	283	47	679	191

(1)	Excludes seven international franchise stores as of August 4, 2018, six international franchise stores as of May 5, 2018 and five international franchise stores as of February 3, 2018.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes six international franchise stores as of August 4, 2018 and May 5, 2018, and four international franchise stores as of February 3, 2018.